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Exhibit 5.1

[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]

June 17, 2004

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022

        Re:  Registration Statement on Form S-1
                Under the Securities Act of 1933

Ladies and Gentlemen:

        In our capacity as counsel to Medis Technologies Ltd., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a Registration Statement on Form S-1, as amended ("Registration Statement"), being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering (i) 53,459 shares of common stock, par value $0.01 per share, of the Company ("Shares") and (ii) 148,210 shares of common stock, par value $0.01 per share, of the Company ("Warrant Shares") that are presently issuable upon future exercises of certain warrants heretofore issued by the Company (the "Warrants"). The Shares and the Warrant Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

        In that connection, we have examined the Restated Certificate of Incorporation and Restated By-Laws of the Company, both as amended to date, the Warrants, the Registration Statement, corporate proceedings of the Company relating to the issuance, respectively, of the Shares, the Warrants and the Warrant Shares and such other instruments and documents as we have deemed relevant under the circumstances.

        In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

        Based upon the subject to the foregoing, we are of the opinion that:

          1. The Shares have been duly and validly authorized and issued, and are fully paid and non-assessable; and

          2. The Warrant Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Warrants and as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and Delaware general corporation laws (including the applicable provisions of the Delaware constitution and reported judicial opinions interpreting same), and does not purport to express any opinion on the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading "Legal Matters" in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

        Except to the extent provided in the preceding paragraph, this opinion is rendered solely to the Company in connection with the transactions described in the Registration Statement and may not be relied upon by, nor may copies be delivered to, any other person or entity for any purpose without our prior written consent.

Very truly yours,
SONNENSCHEIN NATH & ROSENTHAL LLP
By:	/s/ Ira I. Roxland A Member of the Firm

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  Exhibit 5.1